                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only
  (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        CATAWBA VALLEY BANCSHARES, INC.
               (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4) Date Filed:

                        CATAWBA VALLEY BANCSHARES, INC.
                           1039 SECOND STREET, N.E.
                         HICKORY, NORTH CAROLINA 28601

                   ----------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------

                         TO BE HELD ON APRIL 24, 2001



     Catawba Valley Bancshares, Inc. will hold its annual meeting of shareholders at the offices of Paine Webber, 400 Second Avenue, N.W., Hickory, North Carolina, at 2:00 p.m. local time on April 24, 2001, to vote on the following proposals:

     1.   To elect three members of the Board of Directors for three year terms.

     2. To ratify the appointment of Dixon Odom PLLC as Catawba Valley Bancshares' independent accountants for 2001.

     3. Any other matters that properly come before the annual meeting, or any adjournments or postponements of the annual meeting.

      Record holders of Catawba Valley Bancshares' Common Stock at the close of business on February 28, 2001, will receive notice of and may vote at the annual meeting, including any adjournments or postponements. Your Board of Directors cordially invites you to attend the annual meeting.

      PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MATTERS THAT YOU WILL VOTE ON AT THE ANNUAL MEETING.

                                            By Order of the Board of Directors

                                            /s/ Carole F. Teague

                                            Carole F. Teague, Secretary


Hickory, North Carolina
March 9, 2001

                        CATAWBA VALLEY BANCSHARES, INC.
                           1039 SECOND STREET, N.E.
                         HICKORY, NORTH CAROLINA 28601

                                PROXY STATEMENT



                    Mailing Date: On or about March 9, 2001

                        ------------------------------
                        ANNUAL MEETING OF SHAREHOLDERS
                        ------------------------------

                           To Be Held April 24, 2001


General

     This Proxy Statement is being furnished to the shareholders of Catawba Valley Bancshares, Inc. ("Bancshares") in connection with the solicitation by the Board of Directors of Bancshares of proxies for use at its annual meeting of Shareholders. The purposes of Bancshares' annual meeting are to consider and vote on (a) election of three directors for three year terms; and (b) ratification of the appointment of Dixon Odom PLLC as Bancshares' independent accountants for 2001.

     The principal executive office of Bancshares is located at 1039 Second Street, N.E., Hickory, North Carolina 28601. Its telephone number is (828) 431-2300.

     This Proxy Statement is first being mailed to shareholders on or about March 9, 2001.

Record Date; Voting Rights

     Shareholders of record at the close of business on February 28, 2001 (the "Record Date") are entitled to vote at the annual meeting, or at any adjournment or postponement. As of December 31, 2000, there were 1,495,351 shares of Common Stock outstanding and entitled to vote held of record by approximately 1,800 persons. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the meeting. Pursuant to Bancshares' Bylaws, a majority of the votes entitled to be cast by holders of Common Stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. In accordance with North Carolina law, shareholders will not be permitted to vote cumulatively in the election of directors.

     In the case of Proposal 1 below, the three directors receiving the greatest number of votes shall be elected. In the case of Proposal 2 below, for such a proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against approval. Broker non-votes and abstentions are not treated as votes cast and therefore will not have any effect on the vote for either Proposal.

     The executive officers and directors of Bancshares, together with their affiliates, beneficially owned, directly or indirectly, as of December 31, 2000, an aggregate of 443,638 shares of Bancshares' Common Stock (including 148,819 shares subject to outstanding, vested stock options) constituting approximately 26.98% of the sum of (i) all shares outstanding and entitled to vote on that date plus (ii) shares capable of being issued within 60 days upon the exercise of stock options held by such persons.

Solicitation, Revocation and Use of Proxies

     A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BANCSHARES TO COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

     You may revoke your proxy at any time before it is actually voted at the annual meeting by delivering written notice of revocation to the Secretary of Bancshares, Carole F. Teague, 1039 Second Street, N.E., Hickory, NC 28601, by submitting a subsequently dated proxy, or by attending the annual meeting and withdrawing the proxy. Each unrevoked proxy card properly executed and received prior to the close of voting at the annual meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted "FOR" each of the Proposals listed in the notice of the meeting.

Expenses of Solicitation

     The expense of preparing, printing and mailing this Proxy Statement will be paid by Bancshares. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of Bancshares and Catawba Valley Bank (the "Bank") without additional compensation. Bancshares will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of Bancshares' Common Stock.

Authorization to Vote on Adjournment and Other Matters

     By signing a proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the annual meeting. For example, this authority could be used to adjourn the annual meeting if Bancshares believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. However, proxies voted against the Proposals will not be used to adjourn the annual meeting. Bancshares does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

     As of December 31, 2000, the only shareholder known by Bancshares to own more than 5% of Bancshares' Common Stock was Wade E. Moose, Hickory, North Carolina, who owned, to the best knowledge of Bancshares, 80,570 shares of Common Stock (5.39% of the total shares outstanding.)

     As of December 31, 2000, the beneficial ownership of Bancshares' Common Stock by directors individually, and by directors and executive officers as a group, was as follows:

                                              Amount and Nature
                                                     of             Percent
                        Name Of                 Beneficial             Of
                    Beneficial Owner          Ownership/(1)(3)/     Class /(2)/
                    ----------------          -----------------     -----------

               R. Steve Aaron                      65,575/(4)/         3.99%
               Hal F. Huffman, Jr.                 35,434/(5)/         2.16%
               Robert P. Huntley                   38,581/(6)/         2.35%
               W. Steve Ikerd                      72,755/(7)/         4.43%
               Robert T. King                      29,385              1.79%
               Pat M. Moss                         22,886/(8)/         1.39%
               Cloyd Hugh Propst, Jr.              43,831/(9)/         2.67%
               Howard L. Pruitt                    35,453              2.16%
               William R. Sigmon, Jr.              36,058              2.19%

               All Directors and Executive
               Officers as a group                443,638             26.98%
               (11 persons)

     (1) Except as otherwise noted, to the best knowledge of Bancshares' management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned.

     (2) The calculation of the percentage of class beneficially owned by each individual and the group is based on a total of 1,644,170 outstanding shares of Common Stock which equal the sum of (i) 1,495,351 shares outstanding as of December 31, 2000, plus (ii) 148,819 which is the number of shares capable of being issued to directors and executive officers within 60 days upon the exercise of vested stock options.

     (3) Included are exercisable options to purchase an aggregate of 148,819 shares (114,719 vested options held by non-officer directors and 34,100 vested options held by executive officers.)

     (4)  Includes 15,090 shares held by Mr. Aaron's spouse.

     (5)  Includes 2,692 shares held by Mr. Huffman's spouse.

     (6)  Includes 7,137 shares held by Mr. Huntley's spouse.

     (7)  Includes 12,479 shares held by Mr. Ikerd's spouse.

     (8) Includes 3,300 shares held by Moss-Marlowe Building Company, a related interest of Mr. Moss.

     (9) Includes 1,180 shares held by Mr. Propst's spouse and 9,000 shares held by Hickory Sand Co., Inc., a related interest of Mr. Propst.


Required Reports of Beneficial Ownership

     Bancshares' directors and executive officers are required to file certain reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of Bancshares' Common Stock (including, without limitation, an initial report following the person's election as an officer or director of Bancshares and a report following the end of each month during which there has been a change in a reporting person's beneficial ownership). Based upon a review of copies of reports received by Bancshares, all required reports of directors and executive officers of Bancshares were filed on a timely basis.


                       PROPOSAL 1: ELECTION OF DIRECTORS
                       ---------------------------------

     Bancshares' Bylaws provide that its Board of Directors shall consist of between nine and 18 members, as determined by the Board of Directors or the shareholders, and that the Board shall be divided into three classes approximately equal in number. The Board has set the number of directors at nine. The three directors named below, whose terms expire at the annual meeting, have been renominated to the Board for three-year terms.

                           Position(s)     Director                      Principal Occupation and
Name and Age                  Held          Since                Business Experience During Past 5 Years
-------------                 ----          -----                ---------------------------------------
Hal F. Huffman, Jr.         Director         1995      Owner and President, ACE Hardware, Inc., Hickory, NC.
(46)

Robert T. King              Director         1995      Private investor.
(73)

William R. Sigmon, Jr.      Director         1995      Physician and President, Sigmon Radiation Oncology, P.A.,
(40)                                                   Hickory, NC.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE
                                                               ---
THREE NOMINEES FOR DIRECTOR OF BANCSHARES AS SET FORTH ABOVE.

Incumbent Directors

     Bancshares' current Board of Directors includes the following directors whose terms will continue after the annual meeting. Certain information regarding those directors is set forth in the following table:

                             Director                                                                       Term
Name and Age                   Since                 Business Experience During Past 5 Years               Expires
-------------                  -----                 ---------------------------------------               -------
R. Steve Aaron                 1995      President and Chief Executive Officer, Catawba Valley Bank         2002
(54)                                     since January 1995; prior to that, Regional Senior Vice
                                         President, Southern National Bank since 1994; prior to that,
                                         President, First Savings Bank.

Robert P. Huntley              1995      Private investor; Executive Vice President, Newton                 2003
(63)                                     Transportation Company, Inc. (trucking company) until March
                                         1997.

W. Steve Ikerd                 1995      President and Owner, Ikerd Enterprises, Hickory, NC (real          2002
(61)                                     estate developers).

Pat M. Moss                    1995      Alderwoman, City of Hickory; Private investor.                     2002
(60)

Cloyd Hugh Propst, Jr.         1995      Co-owner, Hickory Sand Co., Inc., Hickory, NC (utility             2003
(51)                                     contractor).

Howard L. Pruitt               1995      Secretary, Southwood Furniture Company, Hickory, NC (furniture     2003
(64)                                     manufacturer); President, Pruitt Machinery, Inc., 1971-1995
                                         (woodworking machinery sales).


Director  Relationships

     With the exception of Robert P. Huntley who serves as a director of Burke Mills, Inc., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), no director also is a director of any company with a class of securities registered pursuant to
Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

     Bancshares' Board of Directors held thirteen (13) meetings during 2000. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served.

     Bancshares' and the Bank's Board of Directors have several standing committees. Both Bancshares and the Bank have an Audit Committee and the Bank has a Compensation Committee.

     Audit Committee. The current members of the Audit Committee are Robert P. Huntley - Chairman, William R. Sigmon, Jr., Cloyd H. Propst, Jr. and Hal F. Huffman, Jr. The Audit Committee receives and reviews the annual audit report of Bancshares' independent accountants and the reports of examinations by bank regulatory agencies, and helps to formulate, implement and review Bancshares' and the Bank's internal audit program. The Audit Committee also meets as needed with Bancshares' internal auditor. The committee met five (5) times in 2000.

                         Report of the Audit Committee

     The Audit Committee of Bancshares and the Bank is responsible for receiving and reviewing the annual audit report of their independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review their internal audit program.

     During the course of its examination of the Bancshares and the Bank's audit process in 2000, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Odom PLLC, all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Odom PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Odom PLLC their independence.

     Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-KSB for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

     The Audit Committee has written a charter which is attached as Exhibit A.

     The Bancshares is not a member of any exchange. However, the Audit Committee members are "independent" as defined by the Nasdaq listing standards.

     Dixon Odom PLLC does not perform information technology services or other non-audit services for Bancshares or the Bank..

     This report is submitted by the Audit Committee:

                          Robert P. Huntley, Chairman
                                Cloyd H. Propst
                              Hal F. Huffman, Jr.
                             William R. Sigmon, Jr

     Compensation Committee. The current members of the Compensation Committee are Cloyd H. Propst, Jr. - Chairman, Hal F. Huffman, Jr., Pat M. Moss, and Howard L. Pruitt. The Compensation committee reviews and approves all personnel salaries and benefits, recommends officer salaries for Board of Director approval, and reviews and makes recommendations to the Board of Directors regarding matters involving personnel policies. The Compensation Committee met one (1) time in 2000.

     Nominating Committee. The duties of the Nominating Committee were carried out by the full Board of Directors. The committee met one time during 2000. The committee will consider candidates recommended by shareholders. Bancshares' Bylaws provide that nominations for director, other than those made by the Nominating Committee, shall be in writing and delivered or mailed to the Secretary of Bancshares not less than 120 days prior to any meeting of shareholders called for the election of directors.

Director Compensation

     Board Fees. In 2000, each director received $350 for each Board meeting attended and $50 for each committee meeting attended. Board fees for 2001 will be increased to $500 per meeting.

     1998 Nonqualified Stock Option Plan for Directors. The shareholders of the Bank at the 1998 annual meeting approved the 1998 Nonqualified Stock Option Plan for Directors (the "Nonqualified Option Plan") pursuant to which options covering 105,035 shares of the Bank's Common Stock are available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of Bancshares, the Nonqualified Stock Option Plan was adopted by Bancshares and options under such plan are now options of Bancshares. In April 1998, each of the eight non-employee directors was granted 8,753 options to purchase shares of the Bank's Common Stock at an exercise price of $14.50, the fair market value of the Common Stock on the date of grant. As a result of the declaration and payment of stock dividends in 1998 and 1999, the number of options and exercise price have been adjusted pursuant to the terms of the Nonqualified Option Plan. Accordingly, seven non-officer directors currently hold options to purchase 14,443 shares, and due to a previous exercise and disposition, one non-officer director holds options to purchase 13,618 shares, all at an exercise price of $8.78. All options are immediately exercisable for a ten year period from the date of grant and terminate upon such director's resignation or completion of his term without reelection. However, upon retirement from the Board of Directors or upon a director's death, the options granted such director may be exercised within 12 months of such event.

Executive Officers

     Set forth below is certain information regarding Bancshares' and the Bank's executive officers.

  Name                   Age         Position With Registrant                     Business Experience
  ----                   ---         ------------------------                     -------------------
  R. Steve Aaron         54     Director, President and Chief       President and Chief Executive Officer, Catawba
                                Executive Officer, Catawba Valley   Bank since January 1995; prior to that,
                                Valley Bank and Bancshares.         Regional Senior Vice President, Southern
                                                                    National Bank since 1994; prior to that,
                                                                    President, First Savings Bank

  Joe S. Tripp           54     Senior Vice President/Lending,      Vice President/Lending, Catawba Valley Bank
                                Catawba Valley Bank and             since January 1995; prior to that, Senior
                                Bancshares.                         Retail Banking Officer, First Savings Bank

  Carole F. Teague       42     Senior Vice President/Retail        Vice President/Retail Services, Catawba Valley
                                Services and Secretary of Catawba   Bank since January 1995; prior to that, Senior
                                Valley Bank.                        Vice President of Retail Services, First
                                                                    Savings Bank

Executive Compensation

     Executive officers of Bancshares do not receive any separate compensation for such position. All officers and employees receive compensation only from the Bank. Except for R. Steve Aaron, no current executive officer of Bancshares or the Bank received compensation for 1998, 1999, or 2000 which exceeded $100,000. The compensation information for R. Steve Aaron is disclosed below:

                          SUMMARY COMPENSATION TABLE


                                   Annual Compensation /(1)/                   Long Term Compensation
                                   -------------------------                   ----------------------

                                                                       Awards                    Payouts
                                                                       ------                    -------
                                                                              Securities
Name and                                                         Restricted   Underlying
Principal                                        Other Annual      Stock       Options/    LTIP       All Other
Position              Year    Salary    Bonus   Compensation/(1)/ Award(s)       SARS      Payouts  Compensation/(2)/
--------              ----    ------    -----   -------------     --------       -----     -------  ---------------
R. Steve Aaron,       2000   $129,000  $11,352       -0-            -0-            -0-       -0-       $11,940
President and
Chief Executive       1999   $125,000  $20,080       -0-            -0-            -0-       -0-       $ 9,900
Officer
                      1998   $ 90,000  $10,080       -0-            -0-          5,000       -0-       $ 7,806



     (1) Perquisites and personal benefits awarded to R. Steve Aaron did not exceed 10% of the total annual salary and bonus in any year reported.

     (2) The amounts disclosed represent annual contributions in 2000, 1999, and 1998, of $7,740, $7,500,and $5,400, respectively, made by the Bank on behalf of R. Steve Aaron to match pre-tax elective deferral contributions (included under salary) made by R. Steve Aaron under

Section 401(k) of the Internal Revenue Code of 1986, as amended, and directors' fees paid in each of 2000, 1999, and 1998 of $4,200, $2,400, and $2,400.

     The Bank has entered into an employment and change of control agreement with R. Steve Aaron (dated January 1, 2000) as its President and Chief Executive Officer to establish his duties and compensation and to provide for his continued employment with the Bank. The employment agreement provides for an initial term of three years with an automatic renewal at the end of the initial term and on each anniversary thereafter for an additional one year term unless notified prior thereto in accordance with the employment agreement. The employment agreement provides for an annual base salary of $125,000, and for discretionary bonuses and participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with Mr. Aaron's position or made available to all other employees. The employment agreement provides that Mr. Aaron may be terminated for "cause" as defined in the employment agreement, and that the employment agreement may otherwise be terminated, in some cases with certain financial consequences incurred, by the Bank or by Mr. Aaron. The employment agreement provides that should the Bank terminate the employment agreement other than for cause or disability within 12 months after a "change in control", or should Mr. Aaron terminate the agreement within such 12 months during which his compensation or responsibilities have been reduced, or his workplace location has been moved more than 35 miles from Hickory, North Carolina, then he shall receive a lump sum equal to 299% of his average annual salary and cash bonus, and be covered by on the Bank's medical and disability programs throughout the remaining term of the agreement. A "Change of Control" shall be deemed to have occurred upon any person becoming the beneficial owner or otherwise acquiring control, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the voting power of the Bank's then outstanding securities; (ii) the acquisition by any Person in any manner of the ability to elect, or to control the election, of a majority of the directors of the Bank;
(iii) the merger of the Bank into another entity, the merger of any entity into the Bank or the acquisition of assets by the Bank, in any such case with the result that the beneficial owners of the Bank's outstanding securities immediately prior to such transaction do not beneficially own more than sixty percent (60%) of the Bank's outstanding securities after the consummation of such transaction; (iv) the sale or other transfer of more than fifty percent (50%) of the assets of the Bank to any entity not controlled by the Bank; (v) the consummation of any transaction by the Bank that results (A) in the majority of the Board after the consummation of such transaction not being composed of Incumbent Directors, or (B) the beneficial owners of the Bank's outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than sixty percent (60%) of the Bank's outstanding securities after such transaction; or (vi) the occurrence of any other event or circumstance which the Board determines affects control of the Bank. The term "Incumbent Director" shall mean any director who as of the execution of the employment agreement was a member of the Board, or any individual becoming a member of the Board subsequent to such execution whose election by the Bank shareholders was recommended by at least two-thirds (2/3) of the then Incumbent Directors on the Board. The employment agreement also contains a covenant not to compete for one year after termination which prohibits Mr. Aaron, without the consent of the Bank, from being connected with any business located in any county where the Bank or its subsidiaries have offices and which competes with the Bank or its subsidiaries. Such covenant shall not apply in the event that Mr. Aaron is terminated by the Bank without cause.

Stock Options

     The following table sets forth information with regard to stock options granted under the 1997 Incentive Stock Option Plan of Bancshares. No options were granted during the fiscal year ended December 31, 2000.

                  AGGREGATED OPTION EXERCISES IN FISCAL 2000
                       AND FISCAL YEAR END OPTION VALUES

                                                          Number of Securities
                                                         Underlining Unexercised           Value of Unexercised
                                                               Options at                 In-the-Money Options at
                                                             Fiscal Year End                  Fiscal Year End
                                                             ---------------                  ---------------
                        Shares
                     Acquired on        Value
Name                   Exercise       Realized        Exercisable     Unexercisable    Exercisable    Unexercisable
----                   --------       --------        -----------     -------------    -----------    -------------
R. Steve Aaron           -0-             $-0-            11,000           8,250         $9,322.50       $ 4,661.25


     401(k) Savings Plan. The Bank has adopted a tax-qualified savings plan (the "Savings Plan") which covers all current full-time employees and any new full-time employees who have been employed by the Bank for six months. Under the Savings Plan, a participating employee may contribute up to 16% of his or her base salary on a tax-deferred basis through salary reduction as permitted under
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). the Bank contributes an amount equal to 100% of the first 6% of pre-tax salary contributed by each participant and may make additional discretionary profit sharing contributions to the Savings Plan on behalf of all participants. Such discretionary profit sharing contributions may not exceed 6% of the aggregate of the pre-tax base salaries of all participants in the Savings Plan and are allocated among all participants on the basis of the participant's age and level of compensation. Amounts deferred above the first 6% of salary are not matched by the Bank. A participant's contributions and the Bank's matching and profit sharing contributions under the Savings Plan will be held in trust accounts for the benefit of participants. A participant is at all times 100% vested with respect to his or her own contributions under the Savings Plan, and becomes 100% vested in the account for the Bank's matching and profit sharing contributions after completing five years of service with the Bank. The value of a participant's accounts under the Savings Plan becomes payable to him or her in full upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant's death. The Savings Plan also will contain provisions for withdrawals in the event of certain hardships. A participant's contributions, vested matching and profit sharing contributions of the Bank, and any income accrued on such contributions, are not subject to federal or state taxes until such time as they are withdrawn by the participant.

Indebtedness and Transactions of Management

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.


          PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
          ----------------------------------------------------------

     The Board of Directors has appointed the firm of Dixon Odom PLLC, Certified Public Accountants, as Bancshares' and the Bank's independent public accountants for 2001. A representative of Dixon Odom PLLC is expected to be present at the annual meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

     Bancshares and the Bank has paid Dixon Odom PLLC fees in connection with its assistance in Bancshares' and the Bank's annual audit and review of Bancshares' and the Bank's financial statements. Sometimes, Bancshares and the Bank engage Dixon Odom PLLC to assist in other areas of financial planning. The following table sets forth the fees paid to Dixon Odom PLLC in various categories in 2000.

     Category                                                      Amount Paid
     --------                                                      -----------

     Audit Fees:                                                      $24,000

     Financial Information System Design and Implementation Fees:          --

     All Other Fees:                                                    2,400
                                                                        -----

     Total Fees Paid:                                                 $26,400
                                                                      =======


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION
                                                               ---
OF DIXON ODOM PLLC AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF BANCSHARES AND THE BANK.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be brought before the annual meeting. Should other matters properly come before the annual meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.


                       PROPOSALS FOR 2002 ANNUAL MEETING

     It is anticipated that the 2002 Annual Meeting will be held on a date during April 2002. Any proposal of a shareholder which is intended to be presented at the 2002 annual meeting must be received by Bancshares at its main office in Hickory, North Carolina no later than November 15, 2001 in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2002 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Bank by February 15, 2002 for it to be timely received for consideration. The Bank will use its discretionary authority for any proposals received thereafter.


                            ADDITIONAL INFORMATION

     BANCSHARES' 2000 ANNUAL REPORT ON FORM 10-KSB WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR BEFORE MARCH 30, 2001. A COPY OF THAT REPORT WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING. REQUESTS FOR COPIES SHOULD BE DIRECTED TO CAROLE F. TEAGUE, SECRETARY, CATAWBA VALLEY BANCSHARES, INC., POST OFFICE BOX 2328, HICKORY, NORTH CAROLINA 28603.

                                   Exhibit A
                                   ---------


                        CATAWBA VALLEY BANCSHARES, INC.
                              CATAWBA VALLEY BANK


                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS


                              SEPTEMBER 19, 2000


                                  I. PURPOSE
                                  ----------

The primary purpose of the Audit Committee of the Board of Directors of Catawba Valley Bancshares, Inc. and Catawba Valley Bank is to provide independent and objective oversight of the accounting functions and internal controls of the holding company, its subsidiaries and affiliates and to ensure the objectivity of their financial statements. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants and the senior internal audit officer. The Committee shall also review and advise the Board with respect to the Bank's risk management policies, and tax policies.


                                 II. FUNCTIONS
                                 -------------

The Audit Committee shall perform the following functions:

1. Independent Accountants. Recommend to the Board the firm to be employed by the Bank as its independent accountants, which firm shall be ultimately accountable to the Board and the Committee as representatives of shareholders.

2. Plan of Audit. Consult with the independent accountants regarding the plan of audit. The Committee also shall review with the independent accountants their report on the audit and review with management the independent accountants' suggested changes or improvements in the Bank's accounting practices or controls.

3. Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in the Bank's methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements.

4. Internal Accounting Controls. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management's presence. In connection with this function, the Committee may require the Bank's counsel to circulate a questionnaire to evaluate the Bank's compliance with banking, financial disclosure and accounting laws.

5. Financial Disclosure Documents. Review with management and the independent accountants the Bank's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission (or the Bank's primary Federal securities regulator), or sent to stockholders and following the satisfactory completion of each year-end review, recommend to the

     Board the inclusion of the audited financial statements in Bancshares' filing on Form 10-K (or Form 10-KSB). The review shall include any significant problems and material disputes between management and the independent accountants and a discussion with the independent accountants out of management's presence of the quality of the Bank's accounting principles as applied in its financial reporting, the clarity of the Bank's financial disclosures and degree of aggressiveness or conservatism of the Bank's accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by management in preparing the financial disclosure.

6. Internal Control Systems. Review with management and internal auditors the Bank's internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws, and regulations. The review shall include any significant problems and regulatory concerns. The Committee also shall review internal audit plans in significant compliance areas.

7. Ethical Environment. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication, and enforcement of codes of conduct to guard against dishonest, unethical, or illegal activities.

8. Oversight of Executive Officers and Directors and Conflicts of Interest. Review significant conflicts of interest involving directors or executive officers. The Committee shall review compliance with Bank policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant. The Committee shall review executive officers' and directors' loan and deposit relationships and consider the results of any review of these areas by the internal auditor or the independent accountant. The Committee also shall review significant questionable or illegal payments.

9. Oversight of Independent Accountants. Evaluate the independent accountants on an annual basis and where appropriate recommend a replacement for the independent accountants. In such evaluation, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the accountants and the Bank. The Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountant's report take, or recommend that the Board take, appropriate action to satisfy itself of the independent accountant's independence.

10. Adequacy of Personnel. Review periodically the adequacy of the Bank's accounting, financial, and auditing personnel resources.

11. Risk Management. Review and evaluate risk management policies in light of the Bank's business strategy, capital strength, and overall risk tolerance. The Committee also shall evaluate on a periodic basis the Bank's investment and derivatives risk management policies, including the internal system to review operational risks, credit risks, interest rate risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

12. Tax Policies. Review periodically the Bank's tax policies and any pending audits or assessments.

13. Offerings of Securities. Perform appropriate due diligence on behalf of the Board of Directors with respect to the Bank's offerings of securities.

14. Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

The Committee's function is one of oversight and review, and it is not expected to audit the Bank, to define the scope of the audit, to control the Bank's accounting practices, or to define the standards to be used in preparation of the Bank's financial statements.


                        III. COMPOSITION & INDEPENDENCE
                        -------------------------------

The Committee shall consist of not less than three independent members, who shall be appointed by the Board of Directors. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one member of the committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual's financial sophistication. No member of the Committee shall be employed or otherwise affiliated with the Bank's independent accountants.

In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the committee Chairman, and in the case where the Committee chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the chairman of the Board of Directors. In the event that the Committee Chairman, or the Chairman of the Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter posing the potential or actual conflict of interest is resolved.


                            IV. QUORUM AND MEETINGS
                            -----------------------

A quorum of the committee shall be declared when a majority of the appointed members of the Committee are in attendance except for receiving the quarterly review report of the independent accountants relating to the interim financial statements included in the Bancshares' Form 10-Q (or Form 10-QSB). This report may be received on behalf of the Committee by the Committee Chair (as permitted by SEC regulations) and reported to the full Committee at its next scheduled meeting. The Committee shall meet on a quarterly basis. Meetings shall be scheduled at the direction of the Chairman. Except in emergency situations, notice of the meetings shall be provided at least ten days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.


                                  V. REPORTS
                                  ----------

The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

The Committee shall report to shareholders in the Bank's proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.

                              VI. OTHER AUTHORITY
                              -------------------

The Committee is authorized to confer with Bank management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.


The Committee will perform such other functions as are authorized for this Committee by the Board of Directors.

REVOCABLE PROXY

                         CATAWBA VALLEY BANCSHARES, INC.
                            1039 Second Street, N.E.
                          Hickory, North Carolina 28601


                              APPOINTMENT OF PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints R. Steve Aaron, Joe S. Tripp and Carole F. Teague, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Catawba Valley Bancshares, Inc. ("Bancshares") held of record by the undersigned on February 28, 2001, at the Annual Meeting of Shareholders of Bancshares to be held at the Conference Room, Paine Webber, 400 Second Avenue, N.W., Hickory, North Carolina, at 2:00 p.m. on April 24, 2001, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1. ELECTION OF DIRECTORS: Proposal to elect three directors of Bancshares for three-year terms indicated below or until their successors are duly elected and qualified.

     [_] For all nominees listed below         [_] WITHHOLD AUTHORITY to vote
         (except as indicated otherwise            for all nominees listed
         below).                                   below.




     NOMINEES:        Hal F. Huffman, Jr.
                      Robert T. King
                      William R. Sigmon, Jr.


     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

     ________________________________________________________________________


2. RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Dixon Odom PLLC as Bancshares' independent accountants for 2001.

     [_]   FOR                 [_]    AGAINST             [_]   ABSTAIN


3. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.


 PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE
 ---------------------------------------------------------------
       SIDE AND RETURN TO CATAWBA VALLEY BANCSHARES, INC.
       --------------------------------------------------

      THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE, AND FOR PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF BANCSHARES A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.



                                      Dated: _____________________________, 2001


                                      __________________________________________
                                      Signature


                                      __________________________________________
                                      Signature if held jointly


                                      Instruction: Please sign above exactly as
                                                                     -------
                                      your name appears on this appointment of
                                      proxy. Joint owners of shares should both
                                                                           ----
                                      sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.





      IMPORTANT: TO INSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

                        CATAWBA VALLEY BANCSHARES, INC.
                                AND SUBSIDIARY


                              2000 ANNUAL REPORT

                        CATAWBA VALLEY BANCSHARES, INC.
--------------------------------------------------------------------------------


Profile Catawba Valley Bancshares, Inc. is the parent holding company of Catawba Valley Bank. Catawba Valley Bank is chartered under the laws of the state of North Carolina to engage in general banking business. Catawba Valley Bank offers a wide range of retail and commercial banking services including numerous deposit services, banking cards and alternative investment products. These funds are used for the extension of credit through home loans, commercial loans, consumer loans and other installment credit such as home equity, auto, boat loans and Check Reserve. Chartered in 1995, Catawba Valley Bank's headquarters are located in Hickory, North Carolina. Catawba Valley Bank operates 3 full service offices and a mortgage center in Catawba County. The common stock of Catawba Valley Bancshares, Inc. is traded under the symbol "CTVB." Catawba Valley Bancshares, Inc. and Catawba Valley Bank are collectively referred to herein as the "Bank."

--------------------------------------------------------------------------------


Mission           Provide the people in the markets served by Catawba Valley
Statement         Bank with the finest in banking services and to do so with a highly trained, motivated, friendly and properly rewarded staff of professionals in a financially conservative manner, at a fair profit to the Bank with appropriate rewards to its shareholders.

--------------------------------------------------------------------------------

Table of          Letter from the President..........................      1
Contents
                  Selected Financial and Other Data..................      2

                  Management's Discussion............................      3

                  Report of Independent Accountants..................      9

                  Financial Statements...............................     10

                  Notes to Financial Statements......................     14

                  Directors..........................................     29

                  General Corporate Information......................     30

Dear Shareholders, Customers and Friends:

The Board of Directors and management of Catawba Valley Bancshares take great pleasure in presenting to you the results of operations during 2000. The Bank enjoyed an outstanding year in many areas. After reviewing this report, we feel everyone will understand why we continue to be excited and amazed at the level of success Catawba Valley Bancshares has enjoyed.

The Company continued to build on the solid year it had in 1999 during 2000. Assets grew thirty two percent during the year. Profits increased from $1.0 million in 1999 to $1.5 million in 2000. Loan loss provisions were increased to $1.7 million. The overall effective tax rate for the Bank was reduced from 37 percent to 34 percent by investing in tax-free investments.

Much of management's and the Bank staff's time during the year was spent developing and improving various support areas of the Bank. Rapid growth and the addition of new products and services have required many areas previously handled by a single person to be departmentalized and new staff hired. The Bank now has fifty employees. This group of employees has many years of banking experience that allows Catawba Valley Bank to continue to offer outstanding service to our customers.

The process of introducing and providing more e-commerce products for our customers' use continued during 2000. Internet banking was made available in August 2000. The final piece of this package, bill paying, will be available in late March 2001. This complete internet banking package will allow any customer who wishes, to conduct most of their banking from their own home or office.

On March 15, 2001, the Bank will open its fourth full service office in the Springs Road section of Hickory. The addition of this branch should give the Bank the locations and resources to achieve its goal of reaching $250 million in assets by the end of 2003.

Our staff is dedicated; we truly do want to be the best bank in the Catawba Valley, and I invite you to give us any comments that can make us better at what we do. Thank you for your support as a customer and stockholder of the Bank.




R. Steve Aaron,
President and CEO

                                   _________

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
SELECTED FINANCIAL AND OTHER DATA
December 31, 2000 and 1999
--------------------------------------------------------------------------------


The following table sets forth certain financial data for the years ended December 31, 2000 and 1999.

                                                                  2000                 1999
                                                            ----------------     ----------------
INCOME STATEMENT
Net interest income                                         $      5,327,269     $      3,943,471
Provision for loan losses                                            681,972              393,981
Non-interest income                                                1,019,453              876,034
Non-interest expenses                                              3,332,938            2,812,186
Net income                                                         1,539,536            1,020,973

PER SHARE DATA/(1)/
Basic income                                                $           1.03     $            .68
Diluted income                                                           .99                  .64
Book value                                                             11.36                10.04

BALANCE SHEET
Total assets                                                $    155,652,084     $    118,238,365
Total deposits                                                    30,142,668           97,980,884
Total loans                                                      112,719,740           86,081,962
Allowance for loan losses                                          1,653,831            1,341,340
Investment securities                                             32,010,857           17,406,489
Total earning assets                                             148,410,350          109,760,310
Stockholders' equity                                              16,980,055           15,020,771

SELECTED OTHER DATA
Return on average assets                                                1.12%                 .98%
Return on average equity                                                9.62%                6.96%
Average equity to average assets                                       11.68%               14.11%
Interest rate spread                                                    4.52%                4.08%
Net yield on average interest-earning
   assets                                                               3.63%                3.97%
Average interest-earning assets to
   average interest-bearing liabilities                               113.19%              116.21%
Ratio of non-interest expense to
   average total assets                                                 2.43%                2.71%
Nonperforming loans to total loans                                       .18%                 .56%
Allowance for loan losses to total loans                                1.47%                1.56%

/(1)/ Adjusted to reflect the dilutive effect of a 10% stock dividend in 1999.


--------------------------------------------------------------------------------

          Management's Discussion and Analysis of Financial Condition
                       And Results of Operations (MD&A)

                                   Overview

Catawba Valley Bancshares, Inc. (the parent holding company for Catawba Valley
Bank) is a North Carolina corporation whose only activity is its ownership of Catawba Valley Bank, a state-chartered bank organized under the laws of North Carolina in 1995 and headquartered in Hickory. Catawba Valley Bancshares, Inc. and Catawba Valley Bank are collectively referred to herein as the "Bank." The Bank provides a full range of banking services from three locations, two located in Hickory and one in Newton.

The Bank's market area consists of the area within a 10-mile radius of the City of Hickory, North Carolina, and includes parts of Catawba County, Burke County, Caldwell County and Alexander County, North Carolina. The market area is located in a region known as the Unifour Area of North Carolina. The Unifour Area serves as the commercial hub for several prosperous towns. The Unifour Area is a very strong and diversified economic area. This local economic strength, along with the market's quick acceptance of the Bank, accounts for the rapid growth the Bank has enjoyed.

Catawba Valley Bank earned $1.5 million or $1.03 basic net income per share in 2000, compared to $1.0 million or $.68 per share reported in 1999. The earnings equate to a return on average assets of 1.12 percent for 2000 compared to .98 percent for 1999 and a return on average equity of 9.62 percent in 2000 versus
6.96 percent in 1999. The Bank's improved earnings were primarily due to an increased loan portfolio, improved non-interest income and operating efficiency.

Expanded discussion of the Bank's operating results and financial condition are presented in the following narrative and tables. The objective of this discussion is to provide the reader with a clear, concise and complete understanding of the financial condition and results of operations of Catawba Valley Bank for 2000. The discussion should be read in conjunction with the consolidated financial statements and related notes included herein on pages 10 through 28.

                        YEAR END BALANCES ($ MILLIONS)

                                   [GRAPHIC]

                                 1996    1997   1998     1999    2000
NET LOANS                         25      42     60       85      111
DEPOSITS                          30      57     75       98      130
ASSETS                            37      65     90      118      156

--------------------------------------------------------------------------------

NET INTEREST INCOME

The major component of the Bank's revenue is net interest income. The amount of net interest income is based on a number of factors including the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid. Net interest income equals the amount by which interest and fees generated by earning assets exceed the interest costs of the funds used to carry them.

For 2000 net interest income represented 84 percent of net revenues as compared with 82 percent in 1999. Net interest income rose $1.4 million or 35 percent in 2000 and totaled $5.3 million as compared with $3.9 million in 2000. Strong growth in earning assets, primarily loans and investments, accounted for the earnings gain. The Bank experienced an increase in its average rate on earning assets from 8.27 to 9.14 percent. The 87 basis point increase can be attributed to the Bank being asset sensitive and the rate increases the Federal Reserve implemented in the fall of 1999. Many of the Bank's loans use the prime rate as an index. Consequently, loans will normally reprice more quickly than the Bank's liabilities.

NON-INTEREST INCOME

Non-interest income rose $143,000 or 16 percent for the year. The increase is attributed to gains in deposit account service charges (more accounts), other fee income such as non-sufficient funds (NSF) charges, loan origination fees, and income earned on residential mortgage loans that the Bank brokered.

Service charges on deposit accounts increased $189,000 or 66 percent as a result of more deposit accounts. Higher revenues from NSF charges accounted for a $133,000 increase in 2000 non-interest income. During 2000, the Bank brokered $22 million in residential mortgage loans and received $264,000 in fee income. This was a 12 percent increase from 1999.

NON-INTEREST EXPENSE

Total non-interest expense increased $521,000 for the year. This increase can be attributed to growth and the need for more employees to handle that growth. $276,000 of the increase was related to salaries and benefits. The balance of the increase was related to equipment costs, professional fees, advertising, data processing and other expenses. The Bank's directors approved an incentive plan for the employees that paid out $94,000 in bonuses in 2000 based on the performance of the Bank. Catawba Valley Bank continues to operate with an efficiency ratio that compares very favorably with its peer banks.

INCOME TAXES

Having used all of its NOL (net operating losses) as credits against earnings in 1997, Catawba Valley Bank was fully taxed by state and federal governments in 2000 and 1999. The Bank's effective tax rate for 2000 was 34 percent and the combined tax expense was $792,000. Efforts will be made to reduce the effective tax rate as much as possible. Investments in securities will be in state tax exempt bonds or tax exempt municipal bonds. Investments in other bonds must have yield spreads that compensate for the tax effect.

--------------------------------------------------------------------------------

EARNING ASSETS

Average earning assets in 2000 were $128.3 million, a 31 percent increase over 1999. A 36 percent increase in average loans, and a 56 percent increase in average investment securities and average time deposits with other financial institutions generated this change. Average earning assets represented 93 percent of average total assets during 2000, a 1 percent decrease from 1999.

                          AVERAGE ASSETS ($ MILLIONS)

                                   [GRAPHIC]

                                  1996     1997    1998    1999    2000
AVERAGE ASSETS                     25       51      77     104     137
AVERAGE EARNINGS ASSETS            24       49      74      98     128
AVERAGE LOANS, GROSS               14       34      52      72      99

Loan growth continued to be the strength of the Bank's rapid growth. Net loans increased $26.3 million or 31 percent in 2000 as compared to an increase of $22.8 million or 38 percent in 1999. Both the commercial and consumer portfolios increased, with commercial activity continuing to account for the majority of the increase. Catawba Valley Bank's primary lending focus is to individuals and small to medium size businesses. Residential construction lending is also a significant part of the Bank's lending activity. The gross loans to deposit ratio was 87 percent as of December 31, 2000 and 88 percent as of December 31, 1999.

Investment securities and time deposits are the second largest category of earning assets. The total at year-end 2000 was $32.6 million, increasing $12.9 million from 1999.

Federal funds sold and interest-bearing balances with other banks totaled $4.2 million on December 31, 2000 which represented a 16 percent decrease from $5.1 million in 1999. These funds were transferred into investment securities to obtain increased yields. Federal funds sold and bank deposits represent the most liquid portion of assets and are used to fund loan demand and other cash needs of the Bank.

--------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES

Management has built most of the deposit base of the Bank from its local customers' consumer and commercial deposits. The Bank does solicit deposits from outside its primary market area when local deposits cannot keep up with loan demand. Total deposits at December 31, 2000 were $130 million, an increase of 33 percent over year-end 1999. Catawba Valley Bank has $4 million of deposits from outside its market area. The category showing the largest dollar growth was certificates of deposit, which increased $22 million or 38 percent. Good growth also occurred in money market deposits which increased 19 percent during the year.

                               2000 DEPOSIT MIX

                                   [GRAPHIC]

DEMAND                       7%
NOW                         11%
MONEY MARKET                19%
SAVINGS                      2%
LARGE CD'S                  22%
SMALL CD'S                  39%

Demand deposits, NOW accounts and savings increased 31 percent to $24.7 million in 2000. Increasing demand deposit and savings account growth is a major goal of management. Deposits in these accounts either earn no interest or earn at a lower rate than do certificates of deposit. We are very pleased with the progress the Bank has made in attracting these types of accounts.

Catawba Valley Bank established a line of credit with the Federal Home Loan Bank of Atlanta during 1999. At December 31, 2000, the Bank had a balance of $8 million on this line.

CAPITAL ADEQUACY

The Bank maintains a strong level of capital as a margin of safety for its depositors and shareholders. The original stock offering raised $7.7 million in capital. A secondary stock offering completed in October 1998 raised an additional $5.9 million in capital. As of December 31, 2000, stockholders' equity was $17 million. At year-end 2000, the book value per share was $11.36.

The ratio of stockholders' equity to assets was 10.9 percent. In addition to an overall equity to assets ratio requirement, regulators subject banks to risk-based capital measures. The risk-based capital ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet credit risk. The values of both balance sheet and off-balance sheet items are adjusted to reflect credit risk.

--------------------------------------------------------------------------------

Tier 1 Capital (consisting of stockholders' equity less ineligible intangible assets) is required to be at least 8.0 percent of risk-weighted assets. The Tier 1 Capital Ratio for Catawba Valley Bank at the end of 2000 was 14.5 percent and the total capital ratio was 15.7 percent. At the end of 1999, those ratios were
17.3 percent and 18.9 percent, respectively. These ratios will continue to decrease as the Bank's capital is leveraged through asset growth.

The ability to grow is directly related to capital. The internal capital generation rate of the Bank is expected to be adequate to meet the growth needs for the next several years. Management will look for every opportunity to grow the Bank through branch acquisitions or establishing new branches when it is economically feasible.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is the expense of providing an allowance or reserve for anticipated losses on loans. The amount charged to expense each year is dependent on many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the loan portfolio, past loan loss experience, and economic factors.

The provision for loan loss expense was $682,000 in 2000. The Bank experienced $369,000 in net charge-offs during 2000. The allowance for loan losses continues to grow and totaled $1.7 million at December 31, 2000, representing 1.5 percent of the year-end loan balance. This percentage level equals the average for state banks in North Carolina.

ASSET AND LIABILITY MANAGEMENT INTEREST RATE RISK

One of the primary objectives of asset and liability management is to maximize net interest income while minimizing the earnings risk associated with changes in interest rates. Management seeks to manage its assets and liabilities in a manner that will limit interest rate risk and thus stabilize long-term earnings. Fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the rate sensitivity position of the Bank. A rate sensitive asset is a loan or investment that can be repriced within a certain time interval. When a proper balance between rate sensitive assets and rate sensitive liabilities exists, market interest rate fluctuations should not have a significant impact on earnings.

Management uses an earnings simulation model to estimate the amount of earnings at risk due to changes in interest rates. This model is updated quarterly and is based on three different rate scenarios. The results of the December 31, 2000 model indicate the Bank's earnings would be impacted an average of 16 percent if interest rates went up or down 200 basis points. Management believes that any downward change in interest rates, will be offset by income generated from anticipated growth in assets.

--------------------------------------------------------------------------------

MARKET FOR COMMON STOCK

As of December 31, 2000, there were 1,779 shareholders of record of Catawba Valley Bancshares, Inc. stock. The stock is listed on the National Daily Quotation Service "Bulletin Board" with Scott and Stringfellow, Inc. as the market maker. The table below lists the high and low prices that the market maker quoted and at which trades were completed during each quarter. Catawba Valley Bancshares, Inc. stock is considered to be a thinly traded stock with only a few thousand shares traded each quarter.

                                                2000                         1999
                                        ---------------------        ---------------------
         Period                          High           Low            High          Low
         ------                         ------        -------        --------      -------
         First Quarter                 $ 16.25        $ 14.00        $ 22.96       $ 20.00
         Second Quarter                  17.00          14.00          23.18         21.02
         Third Quarter                   16.00          14.13          21.36         15.46
         Fourth Quarter                  15.00           9.25          17.50         15.00

--------------------------------------------------------------------------------

                                    [LOGO]
                                DIXON ODOM PLLC
                 Certified Public Accountants and Consultants

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Catawba Valley Bancshares, Inc. and Subsidiary
Hickory, North Carolina


We have audited the accompanying consolidated balance sheets of Catawba Valley Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2000 and 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catawba Valley Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




Sanford, North Carolina
January 26, 2001

                                   ________

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                      2000                   1999
                                                                ----------------       ----------------
Assets
Cash and due from banks                                         $      1,464,535       $      4,673,364
Interest-bearing deposits in banks                                     2,527,781              3,566,688
Federal funds sold                                                     1,711,825              1,497,543
Time deposits in banks                                                   593,978              2,277,968
Investment securities available for sale (Note C)                     32,010,857             15,755,543
Investment securities held to maturity (fair value of
   $1,607,909 at December 31, 1999) (Note C)                                   -              1,650,946
Loans (Note D)                                                       112,719,740             86,081,962
   Less allowance for loan losses                                     (1,653,831)            (1,341,340)
                                                                ----------------       ----------------
   Net loans                                                         111,065,909             84,740,622
Stock in the Federal Home Loan Bank, at cost                             500,000                271,000
Bank premises and equipment (Note E)                                   3,393,934              2,801,766
Other assets                                                           2,383,265              1,002,925
                                                                ----------------       ----------------
   Total assets                                                 $    155,652,084       $    118,238,365
                                                                ================       ================

Liabilities and Stockholders' Equity
Deposits:
   Non-interest-bearing demand                                  $      8,928,234       $      7,021,108
   Money market and NOW accounts                                      38,365,504             30,665,088
   Savings                                                             2,030,698              1,821,626
   Time, $100,000 and over                                            28,678,481             17,648,470
   Other time                                                         52,139,751             40,824,592
                                                                ----------------       ----------------
   Total deposits                                                    130,142,668             97,980,884
Borrowings (Note G)                                                    8,000,000              5,000,000
Accrued expenses and other liabilities                                   529,361                236,710
                                                                ----------------       ----------------
   Total liabilities                                                 138,672,029            103,217,594
                                                                ----------------       ----------------
Stockholders' equity:  (Notes I and L)
   Preferred stock, no par value, 1,000,000 shares
      authorized; none issued
                                                                               -                      -
   Common stock, $1 par value, 9,000,000 shares
      authorized, 1,495,351 shares issued and outstanding              1,495,351              1,495,351
   Additional paid-capital                                            13,602,333             13,602,333
   Retained earnings                                                   1,661,234                301,140
   Accumulated other comprehensive income (loss)                         221,137               (378,053)
                                                                ----------------       ----------------
   Total stockholders' equity                                         16,980,055             15,020,771
                                                                ----------------       ----------------
      Total liabilities and stockholders' equity                $    155,652,084       $    118,238,365
                                                                ================       ================

Commitments (Notes H and J)

--------------------------------------------------------------------------------
The accompany notes are an integral part of the financial statements.    Page 10

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                           2000                 1999
                                                                     ----------------     ----------------
Interest and fee income
   Loans                                                             $      9,665,994     $      6,716,691
   Investment securities                                                    1,683,890              873,199
   Federal funds sold                                                          82,046              114,820
   Time deposits with banks                                                    75,421              134,811
   Interest-bearing deposits with banks                                       204,440              182,732
                                                                     ----------------     ----------------
      Total interest income                                                11,711,791            8,022,253
                                                                     ----------------     ----------------
Interest expense
   Time deposits, $100,000 and over                                         1,479,312              902,002
   Other deposits                                                           4,440,515            3,122,024
   Borrowings                                                                 464,695               54,756
                                                                     ----------------     ----------------
      Total interest expense                                                6,384,522            4,078,782
                                                                     ----------------     ----------------
      Net interest income                                                   5,327,269            3,943,471
Provision for loan losses                                                     681,972              393,981
                                                                     ----------------     ----------------
      Net interest income after provision for
         loan losses                                                        4,645,297            3,549,490
                                                                     ----------------     ----------------
Non-interest income
   Service charges on deposit accounts                                        475,569              286,932
   Other                                                                      543,884              589,102
                                                                     ----------------     ----------------
      Total non-interest income                                             1,019,453              876,034
                                                                     ----------------     ----------------
Non-interest expenses
   Compensation and employee benefits                                       1,670,175            1,393,973
   Occupancy and equipment                                                    484,209              401,855
   Professional fees                                                          114,205              167,715
   Stationery, printing and supplies                                           91,979               86,395
   Advertising and business promotion                                         165,165              146,775
   Data processing                                                            338,752              252,199
   Other                                                                      468,453              363,274
                                                                     ----------------     ----------------
      Total non-interest expenses                                           3,332,938            2,812,186
                                                                     ----------------     ----------------
      Income before income taxes                                            2,331,812            1,613,338
Income taxes (Note K)                                                         792,276              592,365
                                                                     ----------------     ----------------
      Net income                                                     $      1,539,536     $      1,020,973
                                                                     ================     ================

Net income per common share
   Basic                                                             $           1.03     $            .68
                                                                     ================     ================
   Diluted                                                           $            .99     $            .64
                                                                     ===============      ================

The accompany notes are an integral part of the financial statements.    Page 11
--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                                     Accumulated
                                               Common stock           Additional                        other
                                       ---------------------------      paid-in       Retained      comprehensive      Total
                                          Shares         Amount         capital       earnings      income (loss)     equity
                                       ------------   ------------   ------------   ------------    -------------  ------------
Balance at December 31,
    1998                                  1,351,910   $  6,759,550   $  6,979,408   $    573,868   $       4,598   $ 14,317,424
                                                                                                                   ------------
Comprehensive income:
   Net income                                     -              -              -      1,020,973               -      1,020,973
   Unrealized holding losses
     on available-for-sale
     securities                                   -              -              -              -        (382,651)      (382,651)
                                                                                                                   ------------
   Total comprehensive income                                                                                           638,322
                                                                                                                   ------------
Stock options exercised                       7,500         37,500         27,525                                        65,025

Formation of Catawba Valley
   Bancshares, Inc. (Note A)                      -     (5,437,640)     5,437,640              -               -              -

10% stock dividend                          135,941        135,941      1,157,760     (1,293,701)              -              -
                                       ------------   ------------   ------------   ------------   -------------   ------------
Balance at December 31,
    1999                                  1,495,351      1,495,351     13,602,333        301,140        (378,053)    15,020,771
                                                                                                                   ------------
Comprehensive income:
   Net income                                     -              -              -      1,539,536               -      1,539,536
   Unrealized holding gains
     on available-for-sale
     securities                                   -              -              -              -         599,190        599,190
                                                                                                                   ------------
   Total comprehensive income                                                                                         2,138,726
                                                                                                                   ------------
Cash dividends paid                               -              -              -       (179,442)               -      (179,442)
                                       ------------   ------------   ------------   ------------   -------------   ------------
Balance at December 31,
    2000                                  1,495,351   $  1,495,351   $ 13,602,333   $  1,661,234   $     221,137   $ 16,980,055
                                       ============   ============   ============   ============   =============   ============

--------------------------------------------------------------------------------
The accompany notes are an integral part of the financial statements.    Page 12

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000 and 1999
===============================================================================

                                                                                        2000             1999
                                                                                   ---------------  ---------------
Cash flows from operating activities
   Net income                                                                      $    1,539,536   $     1,020,973
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization, net                                               183,303           217,279
         Deferred income taxes                                                           (104,000)          (55,000)
         Provision for loan losses                                                        681,972           393,981
         (Gain) loss on sale of assets                                                     33,577            (1,014)
         Change in assets and liabilities:
             Increase in other assets                                                  (1,577,362)         (291,691)
             Increase (decrease) in other liabilities                                     292,651          (292,819)
                                                                                   --------------   ---------------
      Net cash provided by operating activities                                         1,049,677           991,709
                                                                                   --------------   ---------------
Cash flows from investing activities
   Decrease in time deposits in banks                                                   1,683,990           198,988
   Purchase of investment securities                                                  (17,946,050)      (10,209,485)
   Purchases of Federal Home Loan Bank stock                                             (229,000)          (76,200)
   Proceeds from maturities and calls of
      investment securities                                                             1,906,667         3,601,873
   Proceeds from sales of investment securities                                         2,347,783                 -
   Net increase in loans                                                              (27,005,466)      (23,540,713)
   Purchases of premises and equipment                                                   (823,397)       (1,087,821)
   Proceeds from sales of premises and equipment                                                -            38,598
                                                                                   --------------   ---------------
      Net cash used by investing activities                                           (40,065,473)      (31,074,760)
                                                                                   --------------   ---------------

Cash flows from financing activities
   Net increase in deposit accounts                                                    32,161,784        23,159,835
   Proceeds from borrowings                                                             3,000,000         5,000,000
   Payment of dividends                                                                  (179,442)                -
   Proceeds from issuance of common stock                                                       -            65,025
                                                                                   --------------   ---------------
      Net cash provided by financing activities                                        34,982,342        28,224,860
                                                                                   --------------   ---------------
      Net decrease in cash and cash equivalents                                        (4,033,454)       (1,858,191)

Cash and cash equivalents, beginning of year                                            9,737,595        11,595,786
                                                                                   --------------   ---------------

Cash and cash equivalents, end of year                                             $    5,704,141   $     9,737,595
                                                                                   ==============   ===============

Supplemental cash flow information
   Interest paid                                                                   $    6,351,812   $     4,075,787
                                                                                   ==============   ===============

   Income taxes paid                                                               $      750,000   $       794,500
                                                                                   ==============   ===============

-------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE A - ORGANIZATION AND OPERATIONS

On June 30, 1999, Catawba Valley Bancshares, Inc. (the "Holding Company") was formed as a holding company for Catawba Valley Bank. Upon formation, one share of the Holding Company's $1 par value common stock was exchanged for each of the then outstanding 1,359,410 shares of Catawba Valley Bank's $5 par value common stock. The Holding Company currently has no operations and conducts no business on its own other than owning Catawba Valley Bank.

Catawba Valley Bank was incorporated October 3, 1995 and began banking operations on November 1, 1995. Catawba Valley currently has three locations in Catawba County, North Carolina, and is engaged in commercial and retail banking, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Catawba Valley Bank undergoes periodic examinations by those regulatory authorities.

Valley Financial Services, Inc. is a wholly-owned subsidiary of Catawba Valley Bank whose principal business activity is that of an agent for various insurance products and non-bank investment products and services.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Catawba Valley Bancshares, Inc., Catawba Valley Bank and Valley Financial Services, Inc., together referred to as the "Bank." All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks, federal funds sold and interest-bearing deposits in other banks.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Held to Maturity

Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Securities Available for Sale

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, net of unamortized deferred loan fees and costs on original loans, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees and costs are deferred and included in income and expense using a method that approximates the level yield method.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is based on the fair value of the collateral. The measurement of other impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate. If a recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. The Bank had no impaired loans during the years ended December 31, 2000 and 1999.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Allowance for Loan Losses (Continued)

The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

Nonaccrual Loans

Loans that are past due ninety (90) days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally classified as nonaccrual loans unless they are well collateralized and in process of collection. The Bank had approximately $54,832 and $207,000 of loans classified as nonaccrual at December 31, 2000 and 1999, respectively.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

Per Share Data

Basic and diluted net income per share is computed based on the weighted average number of shares outstanding during each period after retroactively adjusting for the stock dividends. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Bank.

Basic and diluted net income per share have been computed based upon net income as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

                                                                                    2000                 1999
                                                                              ----------------     ----------------
         Weighted average number of common
             shares used in computing basic net
             income per share                                                        1,495,351            1,492,887

         Effect of dilutive stock options                                               60,206               94,075
                                                                              ----------------     ----------------

         Weighted average number of common shares
             and dilutive potential common
             shares used in computing diluted net
             income per share                                                        1,555,557            1,586,962
                                                                              ================     ================

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Pronouncements

In July 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. SFAS No. 133 was subsequently amended by SFAS No. 137 in June 1999 and by SFAS No. 138 in June 2000. The Company adopted this statement on January 1, 2001. The statement, as amended, specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on hedged items in the income statement. The statement is effective for fiscal years beginning after June 15, 2000. The adoption of this statement did not materially affect the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in the balance sheet of assets pledged under certain conditions. The adoption of SFAS No. 140 is not expected to have a significant impact on the Company's financial statements.

Reclassifications

Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE C - INVESTMENT SECURITIES

The amortized cost and estimated market values of securities available for sale at December 31 are as follows:

                                                                    Gross              Gross           Estimated
                                                Amortized        unrealized         unrealized           fair
                                                  cost              gains             losses             value
                                            ---------------    ---------------   ---------------   ----------------
     2000
     U.S. Government agencies               $     27,072,532   $      332,608     $       94,927   $     27,310,213
     Municipal agencies                            4,603,269          101,878              4,503          4,700,644
                                            ----------------    -------------     --------------   ----------------

                                            $     31,675,801   $      434,486     $       99,430   $     32,010,857
                                            ================   ==============     ==============   ================

     1999
     U.S. Government agencies               $     13,463,229   $            -     $      523,004   $     12,940,225
     Mortgage-backed securities                    2,865,121            2,426             52,229          2,815,318
                                            ----------------   --------------     --------------   ----------------

                                            $     16,328,350   $        2,426     $      575,233   $     15,755,543
                                            ================   ==============     ==============   ================

The amortized cost and estimated market values of securities held to maturity at December 31, 1999 are as follows:


                                                                    Gross              Gross           Estimated
                                                Amortized        unrealized         unrealized           fair
                                                  cost              gains             losses             value
                                            ---------------    ---------------   ---------------    ---------------
     U.S. Government agencies               $        257,638   $            -     $       10,200    $       247,438
     Municipal agencies                            1,085,000                -             31,293          1,053,707
     Mortgage-backed securities                      308,308            1,424              2,968            306,764
                                            ----------------   --------------     --------------    ---------------

                                            $      1,650,946   $        1,424     $       44,461    $     1,607,909
                                            ================   ==============     ==============    ===============

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE C - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair values of securities available for sale at December 31, 2000 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Available for sale
                                                       -------------------------------
                                                          Amortized       Estimated
                                                            cost          fair value
                                                       --------------   --------------
     Due in one year or less                           $      175,412   $      174,954
     Due after one year through
        five years (5)                                     14,708,108       14,703,098
     Due after five years through ten years (10)           13,714,868       14,015,945
     Due after ten years                                    3,077,413        3,116,860
                                                       --------------   --------------

                                                       $   31,675,801   $   32,010,857
                                                       ==============   ==============


NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

                                                            2000             1999
                                                       --------------   --------------
     Commercial                                        $   53,867,710   $   39,337,626
     Real estate:
      Construction and land development                    14,687,835       12,019,744
      Residential, 1-4 families                            20,343,201       14,452,776
      Residential, home equity                              9,189,938        7,788,222
      Installment                                          12,932,364       11,308,886
      Other                                                 1,698,692        1,174,708
                                                       --------------   --------------

                                                       $  112,719,740   $   86,081,962
                                                       ==============   ==============


The Bank has granted loans to certain directors and executive officers of the Bank and to their associates. During 2000 and 1999, $1,364,000 and $2,131,000, respectively, in new loans were made and repayments of $1,986,000 and $757,000, respectively, were collected, resulting in a balance of $3,335,000 and $3,133,000 at December 31, 2000 and 1999, respectively.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

A summary of the activity in the allowance for loan losses for the years ended December 31 is as follows:

                                                                 2000             1999
                                                            --------------   --------------
     Balance, beginning of the year                         $    1,341,340   $    1,050,360
     Provision for loan losses                                     681,972          393,981
     Charge offs                                                  (377,780)        (198,610)
     Recoveries                                                      8,299           95,609
                                                            --------------   --------------

     Balance, end of year                                   $    1,653,831   $    1,341,340
                                                            ==============   ==============

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

                                                                 2000             1999
                                                            --------------   --------------
     Land                                                   $      707,978   $      497,704
     Leasehold improvements                                        104,177          102,215
     Equipment and fixtures                                      1,233,874        1,115,864
     Buildings                                                   1,638,533        1,533,539
                                                            --------------   --------------
                                                                 3,684,562        3,249,322
     Less accumulated depreciation and amortization                696,461          465,234
                                                            --------------   --------------
                                                                 2,988,101        2,784,088
     Construction in progress                                      405,833           17,678
                                                            --------------   --------------

                                                            $    3,393,934   $    2,801,766
                                                            ==============   ==============

Depreciation and amortization expense for the years ended December 31, 2000 and 1999 amounted to $229,631 and $198,558, respectively.

NOTE F - DEPOSITS

The scheduled maturities of time deposits at December 31, 2000 are as follows:

         2001                                                    $ 50,101,290
         2002                                                      23,091,748
         2003                                                       7,625,194
                                                                 ------------

                                                                 $ 80,818,232
                                                                 ============

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE G - BORROWINGS

At December 31, 2000, the Bank had outstanding advances of $8,000,000 under its $22,500,000 line of credit with the Federal Home Loan Bank of Atlanta. These advances had a weighted average interest rate of 6.83% at December 31, 2000. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

NOTE H - LEASE

The Bank has a noncancelable operating lease for a branch location that expires in 2005. The lease has two five-year renewal options based on market rates. The Bank has another noncancelable operating lease for a location for its mortgage banking operations that expires in 2004. Future minimum lease payments under these leases for years subsequent to December 31, 2000 are as follows:

     2001                                                           $   52,040
     2002                                                               52,040
     2003                                                               52,040
     2004                                                               35,540
     2005                                                               17,020
                                                                    ----------
                                                                    $  208,680
                                                                    ==========

Total rental expense related to the operating lease was $52,711 and $48,107 for the years ended December 31, 2000 and 1999, respectively.

NOTE I - STOCK OPTION PLANS

During 1996 the Bank adopted an incentive stock option plan (the "Employee Plan") which is intended to attract and induce continued employment of key employees and to provide them an opportunity to acquire a proprietary interest in the Bank and to align their long-term interests with that of the stockholders. The Employee Plan was ratified by the stockholders prior to implementation. Non-employee directors do not participate in the Employee Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Bank's common stock on the date the option is granted. Employees vest in the options at 20% each year of continuous employment. Options under the Employee Plan expire ten years after the grant date.

During 1997 the Bank created a nonqualified stock option plan for directors (the "Director Plan") which is intended to attract capable individuals to serve on the Board of Directors of the Bank. The Director Plan was ratified by the shareholders prior to implementation. Employee directors do not participate in the Director Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Bank's common stock on the date the option is granted. Options under the Director Plan fully vest at the date of grant and expire ten years after the grant date.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE I - STOCK OPTION PLANS (Continued)

A summary of the Bank's option plans as of and for the years ended December 31, 2000 and 1999, which reflects all stock dividends paid to date, is as follows:

                                                                                   Outstanding Options
                                                                             --------------------------------
                                                               Shares                             Weighted
                                                              Available                            Average
                                                             for Future          Number           Exercise
                                                               Grants          Outstanding          Price
                                                           -------------     -------------     --------------
     At December 31, 1998                                          9,252            221,004    $         9.20
        Options granted                                           (1,650)             1,650             21.60
        Options exercised                                              -             (8,250)             7.80
        Options expired and forfeited                              1,994             (1,994)             9.06
                                                           -------------     --------------    --------------
     At December 31, 1999                                          9,596            212,410              9.35
        Options granted                                           (1,000)             1,000             15.00
        Options exercised                                              -                  -                 -
        Options expired and forfeited                              1,994             (1,994)             9.15
                                                           -------------     --------------    --------------

     At December 31, 2000                                         10,590            211,416    $         9.38
                                                           =============     ==============    ==============


There were 180,056 and 162,305 exercisable options outstanding at December 31, 2000 and 1999, respectively, with weighted average exercise prices of $8.86 and $8.74, respectively.

Had compensation costs for the Bank's stock option plans been determined based on the fair value at the grant date for awards in 2000 and 1999, the Bank's net income and net income per share would have changed to the pro forma amounts indicated as follows:

                                                                              2000               1999
                                                                         --------------      --------------
     Net income as reported                                              $    1,539,536      $    1,020,973
     Net income pro forma                                                     1,427,269             910,156

     Basic net income per common share
       As reported                                                                 1.03                 .68
       Pro forma                                                                    .95                 .61

     Diluted net income per common share
       As reported                                                                  .99                 .64
       Pro forma                                                                    .92                 .57

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2000 and 1999, respectively: dividend yield of 0.0%; expected volatility of 16% and 29%; risk free interest rate of 6.00% and 5.50%; and weighted average expected lives of seven years.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE J - OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 2000 is as follows:

         Financial instruments whose contract amounts represent credit risk:

          Undisbursed lines of credit                           $ 23,297,000
          Commitments to extend credit                               398,000

NOTE K - INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31 were as follows:

                                                      2000           1999
                                                  ------------   ------------

         Current                                  $    896,276   $    647,365
         Deferred                                     (104,000)       (55,000)
                                                  ------------   ------------

                                                  $    792,276   $    592,365
                                                  ============   ============

The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% was primarily a result of state income taxes for the years ended December 31, 2000 and 1999.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE K - INCOME TAXES (Continued)

Significant components of deferred tax assets and liabilities, included in other assets, at December 31 are as follows:

                                                                  2000              1999
                                                             --------------     -------------
     Deferred tax assets:
       Allowance for loan losses                             $      574,000     $     453,000
       Pre-opening costs                                                  -            13,000
       Unrealized investment loss                                         -           195,000
                                                             --------------     -------------
            Total deferred tax assets                               574,000           661,000
                                                             --------------     -------------
     Deferred tax liabilities:
       Depreciation                                                  29,000            25,000
       Unrealized investment gain                                   114,000                 -
       Deferred loan fees                                             4,000             4,000
                                                             --------------     -------------
            Total deferred tax liabilities                          147,000            29,000
                                                             --------------     -------------

     Net deferred tax asset                                  $      427,000     $     632,000
                                                             ==============     =============

NOTE L - REGULATORY RESTRICTIONS

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes
Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that as of December 31, 2000, the Bank meets all capital adequacy requirements to which it is subject.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE L - REGULATORY RESTRICTIONS (Continued)

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the following table.

                                      Actual                 For capital adequacy            Well capitalized
                           ----------------------------   ---------------------------  ----------------------------
                              Amount          Percent       Amount         Percent         Amount         Percent
                           -------------  -------------   ------------  -------------  -------------   ------------
                                                            (dollars in thousands)
2000
Total Capital (to Risk
   Weighted Assets)        $      18,445         15.74%   $      9,375          8.00%  $      11,719         10.00%
Tier 1 Capital (to Risk
   Weighted Assets)               16,980         14.49%          4,688          4.00%          7,032          6.00%
Tier I Capital (to Average
   Assets)                        16,980         11.02%          6,161          4.00%          7,701          5.00%

1999
Total Capital (to Risk
   Weighted Assets)               16,362         18.89%          6,931          8.00%          8,664         10.00%
Tier 1 Capital (to Risk
   Weighted Assets)               15,021         17.33%          3,465          4.00%          5,198          6.00%
Tier I Capital (to Average
   Assets)                        15,021         12.92%          4,649          4.00%          5,811          5.00%

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents and Time Deposits with Other Financial Institutions

The carrying amounts reported in the balance sheet for cash, short-term instruments and time deposits approximate those assets' fair value.

Investment Securities

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank Stock

The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans Receivable

The fair values for loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms. The carrying amount of accrued interest approximates its fair value.

Deposits

The fair values disclosed for deposits with no stated maturity (e.g., interest and non-Interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for deposits with a stated maturity date (time deposits) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these accounts to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings

The fair values are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collected requirements.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note J, it is not practicable to estimate the fair value of future financing commitments.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following table reflects the estimated fair values and carrying values at December 31:

                                                          2000                                1999
                                             -------------------------------    ----------------------------------
                                                Carrying         Estimated          Carrying          Estimated
                                                  value         fair value           value           fair value
                                             --------------   --------------    ---------------   ----------------
Cash and cash equivalents                    $    5,704,141   $    5,704,141    $     9,737,595   $      9,737,595
Time deposits with other
   financial institutions                           593,978          593,978          2,277,968          2,277,968
Securities available for sale                    32,010,857       32,010,857         15,755,543         15,755,543
Securities held to maturity                               -                -          1,650,946          1,607,909
Federal Home Loan Bank stock                        500,000          500,000            271,000            271,000
Loans receivable, net                           111,065,909       10,818,000         84,740,622         84,215,000
Deposits with no stated maturity                 49,324,436       49,324,436         39,507,822         39,507,822
Deposits with stated maturity                    80,818,232       80,897,000         58,473,062         58,456,000
Advances from the Federal
   Home Loan Bank of Atlanta                      8,000,000        8,032,000          5,000,000          5,000,000

--------------------------------------------------------------------------------

                CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                                   DIRECTORS
--------------------------------------------------------------------------------



                            W. Steve Ikerd - Chairman
                          President - Ikerd Enterprises

                         Robert T. King - Vice Chairman
                      Retired Textile Executive - Investor

                                Robert P. Huntley
                           Certified Public Accountant
                              Real-estate Developer

                               Cloyd H. Propst Jr.
                            Co-owner Hickory Sand Co.
                              (Utility Contractor)

                                Howard L. Pruitt
                       Southwood Furniture Co. - Secretary
                              Real-estate Developer

                                 R. Steve Aaron
                 President/CEO - Catawba Valley Bancshares, Inc.

                               Hal F. Huffman, Jr.
                    Owner and President - ACE Hardware, Inc.

                                   Pat M. Moss
                           Alderwoman, City of Hickory
                  President - Trehan Corp. (farming operation)

                             William R. Sigmon, Jr.
             Physician and President - Sigmon Radiation Oncology, PA


--------------------------------------------------------------------------------

                CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                         GENERAL CORPORATE INFORMATION
================================================================================

                        CATAWBA VALLEY BANCSHARES, INC.
                              CATAWBA VALLEY BANK

                        Main Office:  1039 Second Street, NE
                                      Hickory, North Carolina 28601
                                      (828) 431-2300

                                       Branches:

1445 Second Avenue, NW               3244 Springs Road NE                      2675 NW Boulevard
Hickory, North Carolina 28601    Hickory, North Carolina 28602      Newton, North Carolina 28658
(828) 431-2333                          (828) 441-1600                            (828) 464-9911

                                 BANK OFFICERS

R. Steve Aaron                              Joe S. Tripp                         Carole F. Teague
President, Chief Executive Officer     Senior Vice President/              Senior Vice President/
                                               Lending                            Retail Services

N. Jack Rector                            G. Marvin Lowder                         David A. Kozak
Vice President/Lending                Vice President/Accounting     Vice President/Branch Manager

          S. Warren Wilson                              Rebecca Houck
   Vice President/ Branch Manager              Vice President/Mortgage Lending

Independent Auditors

Dixon Odom PLLC
408 Summit Drive
Sanford, North Carolina  27330

Special Counsel

Gaeta & Glesener, P.A.
808 Salem Woods Drive
Suite 201
Raleigh, North Carolina 27615

Stock Transfer Agent

First-Citizens Bank & Trust Company
100 East Tryon Street
Raleigh, North Carolina  27603

Notice of Annual Meeting

The annual Meeting of the shareholders of Catawba Valley Bancshares, Inc. will be held on April 24, 2001, at 2:00 p.m. in the conference Room at Paine Webber, 400 Second Avenue, N.W. Hickory, North Carolina.

A copy of the Catawba Valley Bancshares, Inc. Annual Report on Form 10-KSB as filed with the Securities Exchange Commission will be furnished without charge to the stockholders as of the record date, upon written request to G. Marvin Lowder, Vice President and Treasurer, Catawba Valley Bank, Post Office Box 2328, Hickory, North Carolina 28603

This annual report serves as the annual financial disclosure statement furnished pursuant to the Federal Deposit Insurance Corporation's rules and regulations. This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

--------------------------------------------------------------------------------
                                                                         Page 30